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                                                                  EXHIBIT (b)(2)

                               ANCHOR SERIES TRUST

                         AMENDMENT NO. 3 TO THE BY-LAWS


         The By-Laws of Anchor Series Trust (the "Trust") shall be amended in the following respect:

         1. The following is a new section 1.4 of Article I of the Trust's By-Laws:

            Section 1.4. Proxies; Voting. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Clerk, or with such other officer or agent of the Trust as the Clerk may direct, for verification prior to the time at which such vote shall be taken. Pursuant to a vote of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers of the Trust. When any Share is held jointly be several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. The placing of a Shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder. If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the management of such Share, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy. Any copy, facsimile telecommunication or other reliable reproduction of a proxy may be substituted for or used in lieu or the original proxy for any and all purposes for which the original proxy could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original proxy or the portion thereof to be returned by the Shareholder.


         IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of October, 1998.



                                           By: /s/ Robert M. Zakem
                                              --------------------
                                           Robert M. Zakem
                                           Secretary
                                           Anchor Series Trust